THIRD AMENDMENT TO THE

CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of the last date on the signature block, to the Custody Agreement dated as of January 28, 2020, as amended (the “Agreement”) is entered into by and between MUTUAL FUND AND VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties desire to amend Exhibit B of the Agreement to update the funds list to include Rational/RGN Hedged Equity Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit B to the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

MUTUAL FUND AND VARIABLE INSURANCE TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael Schoonover	By:	/s/ Gregory Farley
Name:	Michael Schoonover	Name:	Gregory Farley
Title:	President	Title:	Sr. Vice President
Date:	7/18/2024	Date:	July 18, 2024

EXHIBIT B

to the Custody Agreement

Separate Series of Mutual Fund and Variable Insurance Trust

Name of Series

Rational Equity Armor Fund
Rational Dynamic Brands Fund
Rational Special Situations Income Fund
Rational Strategic Allocation Fund
Rational Tactical Return Fund
Rational/Pier 88 Convertible Securities Fund
Rational/ReSolve Adaptive Asset Allocation Fund
Rational Real Assets Fund
Rational/RGN Hedged Equity Fund

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